UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	January 18, 2013

ETERNITY HEALTHCARE INC.
(Exact name of registrant as specified in its charter)

Nevada	000-53376	75-3268426
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8755 Ash Street, Suite 1, Vancouver, British Columbia	V6P 6T3
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(855) 324-1110

n/a
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
 ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
 ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
 ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers

Effective January 18, 2013, our company appointed Dominique F. Borrelly as a member of our company’s board of directors.

Dominique F. Borrelly

Mr. Borrelly has over 25 years of experience in sales & marketing and corporate/business development in the pharmaceutical (at Ciba-Geigy/Novartis & Sanofi-Aventis) and biotech sectors.  Since 2000, he has been the president of Camargue Consulting, in Vancouver, British Columbia, Canada, wherein he specializes in assisting start-up companies - from development, evaluation & in-licensing of new technologies, through initiation of strategic alliances with multi-national corporate partners, to leading sales & marketing teams on commercial stage products.

In 2009, he was a healthcare network relationship specialist with Sanofi-Aventis Canada, Inc. in Vancouver, British Columbia, Canada, wherein he developed and managed strategic partnerships with integrated healthcare networks, teaching hospitals and regional health authorities in British Columbia.

From 2010 to 2012, Mr. Borrelly was a manager of the Business Development and Acquisition division at Sanofi-Aventis Canada, Inc. in Montreal, Quebec, Canada, wherein he maintained the business development and acquisition activities in healthcare services/ehealth solutions, oncology and diabetes (therapeuti and diagnostics) and medical devices.

We appointed Dominique F. Borrelly as a member to our company’s board of directors because of extensive marketing and business development experience the pharmaceutical and biotech sectors.

Our board of directors now consists of Hassan Salari, Bin Huang and Dominique F. Borrelly.  There are no family relationships between any of the directors and officers described in the preceding disclosure.

There have been no other transactions since the beginning of its last fiscal year or any currently proposed transaction, in which the Registrant was or is to be a participant and the amount involved exceeds $120,000, and in which neither Dr. Salari nor Mr. Borrelly had or will have a direct or indirect material interest which would be required to be reported herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ETERNITY HEALTHCARE INC.

/s/ Hassan Salari
Hassan Salari
President and Director

Date:	January 24, 2013